[LOGO]                                           Air Ambulance Specialists
                                                    ------------------
                                                      1-800-631-6565
                                                        518-993-4153
                                                        407-898-0098

May 28, 1998

This letter serves as written notice to the necessary parties that Air Response and Air Response South does not agree to the filing of the new book with the SEC since it will no doubt delay the IPO past our May 31st deadline unless there is an extension.

We realize that things are in motion and Air Response and Air Response South will agree to an extension up to June 30, 1998 with certain conditions. First, if the SEC, NASDAQ and the Underwriters have not signed off by the June 30th deadline, AIR RESPONSE and AIR RESPONSE SOUTH WILL NO LONGER BE A PART OF THE IPO AND THERE WILL BE NO MORE EXTENSIONS. AIR RESPONSE AND AIR RESPONSE SOUTH WILL BE FREE OF ANY OBLIGATIONS IN ORDER TO PURSUE OTHER OPPORTUNITIES.

In consideration for this extension, Proflight will pledge all of its medical and maintenance equipment, except for the medical equipment that has a lien on it by Tom Cox on aircraft 25HA (see attached addendum for detail), to Air Response and Air Response South, especially since the equipment of both companies have been commingled. If the deadline is not met, the equipment will be released to Air Response on July 1, 1998.

/s/ Louis Capece             /s/ Kevin Burkhardt            /s/ Steve Cantor
----------------             -------------------            ----------------
    Louis Capece                 Kevin Burkhardt                Steve Cantor


               P.O. BOX 109  FORT PLAIN, NEW YORK 13339
             P.O. BOX 149086  ORLANDO, FLORIDA 32914-9066